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                                  Exhibit 10.12

           Consulting Agreement with Ocean View Management Group, LLC,

                               dated July 13, 1999


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                              Consulting Agreement

         This Agreement is made as of the 13th day of July, 1999 by and between OCEAN VIEW MANAGEMENT GROUP, LLC, (hereinafter "OVMG") located at 3101 W. Coast Highway, Newport Beach CA, 92663, AND THEHEALTHCHCANNEL.COM, INC., INCLUDING ALL ITS SUBSIDIARY AND/OR AFFILIATE COMPANY'S, (hereinafter "THCL" or "Company") located at 500 Birch Street, Suite 400, Newport Beach, CA 92660, represented by Don Shea, President & Tom Lonergan COO. Collectively OVMG and THCL shall be referred to as "The Parties".

         WHEREAS, THCL desires various consulting assistance with specific regard operational and financial management of thehealthchannel.com, Inc and its proposed acquisitions, strategic alliances, joint ventures and/or partnerships ("Strategic Ventures") consistent with the Company's goals.

         WHEREAS, THCL wishes to engage the services of OVMG to coordinate the related elements and disciplines required to achieve THCL's objectives; and

         WHEREAS, OVMG is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements herein, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

SERVICES PROVIDED. OVMG agrees to provide to THCL the full professional services of its resources and shall work diligently to provide the following services:

- Establish an acceptable standard ("System") for all aspects of accounting for THCL and all its Strategic Ventures.

- Insure all data inputted into said information is true and correct and coincides with all receivable and payables.

- Insure all information prepared and submitted to any payroll company THCL may be currently working with (if applicable) is appropriately submitted and true and correct.

- Insure all THCL and its Strategic Ventures bank accounts are properly balance.

-    Prepare and issue all requisite checks for payment of account payables.

- Prepare, review and submit each month's balance sheet, income statement and account reconciliation consistent with THCL's system. All information is to be maintained within a separate file and available on call to THCL.

-    Cash management services.

The services above are to be performed on a best effort basis only and should not be construed as a promise or guarantee of performance or its outcome. THCL may cancel this agreement in writing at any time with sufficient cause and proof of non-performance. If THCL requests any additional services during the time of this agreement, said additional services will be outlined within a new agreement or written amendment hereto, to include any additional compensation. This contract will remain in force in any such case.

ADDITIONAL EXPENSES: THCL agrees to pay for or, to reimburse all additional expenses which may be needed for travel, meals, etc, in connection with OVMG's representation of THCL in carrying out its services. All such additional expenses must be approved in advance in writing.

SERVICES NOT PROVIDED: THCL recognizes and agrees that OVMG is not providing either accounting or legal services and that OVMG recommends that THCL have its own independent legal and/or accounting review of all related materials. THCL further recognizes and agrees that OVMG is not providing any due diligence or evaluation activities with regard to their operations and the information provided to OVMG.

REPORTS; MEETINGS: OVMG agrees to report its activities on behalf of THCL on a regular basis. OVMG may, in consultation with THCL, request that THCL meet with various individuals and consultants pursuant to the services set forth in paragraph 1 above, and THCL agrees to attend such meetings when scheduled in advance.

THCL'S INTEREST: OVMG agrees to represent THCL in a professional manner at all times, and shall represent THCL's best interest in all dealings on behalf of THCL.

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NEED FOR INFORMATION/CONFIDENTIALITY: THCL agrees to provide such information about its operations, finances, principles, officers, associates, properties and activities as OVMG may request from time to time, as such information is necessary for OVMG to perform the services set forth in paragraph 1 above; provided, however, OVMG agrees that it will treat as confidential and proprietary any information deemed by THCL to be confidential and proprietary, and to protect the best interest of THCL. THCL further agrees that since the information requested is essential in the fulfillment of OVMG's obligation to THCL, any delay in providing the information requested may cause a delay in the completion of OVMG's services for THCL. It is mutually agreed that time is of the essence in the fulfillment of OVMG's obligation to THCL.

FEES: THCL agrees to pay the following fees to OVMG for the services provide by OVMG as set forth in paragraph 1 above, unless additional services have been rendered altering this agreement. These fees do not include any fees and/or costs, with regard to any other third party needed in carrying out the services set forth in paragraph 1 above. OVMG must receive written permission from THCL to incorporate any third party, for which these fees would not cover. These fees also do not include the costs associated with any office operation, i.e., phone, supplies, printing, mailing, general or express delivery services, etc. above $25.00. All costs over $25.00 will be billed regularly to the THCL.

At signing of this Agreement THCL shall delivered in good standing, in the name of Ocean View Management L.L.C. or its nominee a stock certificate representing 75,000 SHARES of THCL COMMON STOCK and when delivered under the terms hereof, will be validly issued and outstanding, fully paid and non-assessable and entitled to the rights and preferences set forth therein. will be considered

At signing of this agreement a cash payment of $3,000.00. Subsequent cash payments in the amount of $3,000.00 will be due at the beginning of each and every month thereafter during the term of this agreement until this agreement is modified and/or terminated.

INDEPENDENT CONTRACTOR: Nothing contained in this Agreement shall make OVMG an agent or employee of THCL. Each party shall be deemed an independent contractor regarding the other, and neither party shall have the power to bind or commit the other without express written consent.

NON-CIRCUMVENTION/CONFIDENTIALITY: Should OVMG introduce THCL to any "Sources" be it potential acquisitions, Joint Venture and/or partnership candidates, etc., including any of OVMG's financing sources, THCL agrees not to disclose the identity of any of OVMG's Sources to any person not directly associated with this project, and not to communicate with those sources for any reason without OVMG's prior written permission. Furthermore, THCL agrees that neither THCL nor its employees, agents or consultants will deal with any OVMG's Sources or agents introduced to THCL by OVMG without using OVMG as their intermediary for a period of 60 (sixty) months from the date of this Agreement. If a breach of this provision occurs, THCL shall be held in breech of contract and will be liable for any, and all loss of wages and damages, including reimbursement to OVMG for reasonable court costs, travel, incidental expenses, and without limitation, attorney's fees incurred by OVMG to enforce any of the provisions of this agreement.

ARBITRATION: OVMG and THCL agree that any disputes arising under this Agreement shall be submitted to arbitration pursuant to rules, regulations, and laws governing arbitration in the State of California, County of Orange, at the time if the dispute, and the parties hereto agree to be bound by the decision of any such arbitration proceeding.

ATTORNEY FEES: In the event OVMG shall refer to an attorney or any enforceable entity for collection, THCL agrees to pay all the costs and expenses incurred in attempting or effecting collection hereunder or enforcement of the terms of this agreement, including reasonable court costs, travel, incidental expenses, and without limitation, attorney's fees incurred by OVMG to enforce collection of compensation under this agreement of any other of the provisions of this agreement.

Representations and warranties: THCL HEREBY MAKES THE FOLLOWING REPRESENTATIONS AND WARRANTIES TO OVMG:

a. Organization good standing and power. THCL is a corporation duly incorporated, validly existing and in good-standing under the laws of the State of Delaware, registered in good standing to conduct business in the State of California and has the requisite corporate power to own, lease and operate it properties and assets and to conduct its business as it is now being conducted.


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b. Authorization; Enforcement. THCL has the requisite corporate power and authority to enter into and perform under this agreement and the terms hereof. The execution, delivery and performance of this agreement by THCL and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of THCL, or its Board of Directors or stockholders is required. This agreement has been duly delivered and when executed by THCL shall constitute a valid and binding obligation of THCL, and enforceable against them including all THCL's subsidiary's and affiliate companies in accordance with its terms.

c. Issuance of Common Stock. The Common Stock to be issued in accordance with the compensation section herein have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, will be validly issued and outstanding, fully paid and non-assessable and entitled to the rights and preferences set forth therein.

INDEMNIFICATION: Within the limits of law, the parties hereto agree to indemnify and hold harmless each other, including any affiliate companies, and their respective principles, officers, directors, controlling persons and employees and any persons retained in connection with services it performed under this agreement (whether or not consummated) from and against all claims, damages, losses, liabilities and expenses as they are incurred (including any legal or other expenses incurred in connection with investigating or defending against any such loss, claim, damage or liability or any action in respect thereof) to the extent they are casually related to information provided in writing one party to the other and casually related to or arising out of activities thereunder. Notwithstanding the forgoing, neither party shall be liable for indemnity under this Agreement in respect to any loss, claim, damage, liabilities or expense primarily resulted from the other party's willful illegal acts, misconduct or gross negligence in performing its obligations under this Agreement. This provision shall survive any termination of this Agreement as well as the consummation or abandonment of any of the services rendered.

GOVERNING LAW: This Agreement, its validity, meaning and effect, shall be determined in accordance with the laws of the State of California, County of Orange applicable to contracts made and to be performed in that state.

ENTIRE AGREEMENT: This Agreement is an entire agreement between the parties, and supersedes any and all prior agreements, written or oral. No changes shall be made in this agreement, except in writing duly executed by the parities hereto.

FACSIMILE: In the event that this Agreement is forwarded via electronic facsimile reproduction ("fax machine"), the respective parties agree to find the Agreement acceptable upon receipt with the authorized, respective signature(s).

IN WITNESS WHEREOF, persons with power and authority to commit the parties hereto, have signed this Agreement to be effective as of the date first above written:

AGREED & ACCEPTED

"OVMG"
Ocean View Management Group LLC
3101 W. COAST HIGHWAY SUIT # 175
NEWPORT BEACH, CA 92663

/s/RICHARD WOLPOW
-----------------
RICHARD WOLPOW, EXECUTIVE DIRECTOR
DATE: JULY 13, 1999

"THCL"
THEHEALTHCHANNEL.COM., INC
5000 BIRCH STREET


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SUITE 4000
NEWPORT BEACH, CA 92660

/s/ DONALD J. SHEA                               /s/ THOMAS P. LONERGAN
------------------                               ----------------------
DON SHEA                                         TOM LONERGAN

PRESIDENT                                        VICE-PRESIDENT, C.O.O., C.F.O.
---------                                        ------------------------------
TITLE                                            TITLE

          DATE: JULY 13, 1999                              DATE: JULY 13, 1999